EXHIBIT 77C to Neuberger Berman Institutional Liquidity Funds Form N-SAR 09/30/09

File Number: 811- 21715
CIK Number: 0001317474

Report of Votes of Shareholders

A special meeting of shareholders of Neuberger Berman Treasury Fund (the “Fund”), a series of Neuberger Berman Institutional Liquidity Funds (the “Trust”), was held on April 6, 2009.  Upon completion of the acquisition of Neuberger Berman Management LLC (“Management”) and Lehman Brothers Asset Management LLC (“LBAM”) by NBSH Acquisition, LLC, an entity organized by key members of Neuberger Berman’s senior management (the “Acquisition”), the Trust’s management and sub-advisory agreements, on behalf of the Fund, with Management and LBAM, respectively, automatically terminated.  To provide for continuity of management, the shareholders of the Fund voted on the following matters, which became effective upon completion of the Acquisition on May 4, 2009.

PROPOSAL 1 – TO APPROVE A NEW MANAGEMENT AGREEMENT BETWEEN THE TRUST AND A NEWLY-FORMED SUCCESSOR ENTITY TO MANAGEMENT (“NEW MANAGEMENT”)

Neuberger Berman Institutional Liquidity Funds	Votes For	Votes Against	Abstentions	Broker Non-Votes
Treasury Fund	917,668,431	3,936	4,769,039	314,354,233

PROPOSAL 2 – TO APPROVE A NEW SUB-ADVISORY AGREEMENT WITH RESPECT TO THE TRUST AND THE FUND, BETWEEN NEW MANAGEMENT AND LBAM

Neuberger Berman Institutional Liquidity Funds	Votes For	Votes Against	Abstentions	Broker Non-Votes
Treasury Fund	917,439,764	3,936	4,997,706	314,354,233

PROPOSAL 3 – TO APPROVE THE ELECTION OF THE FOLLOWING TRUSTEES TO THE BOARD OF TRUSTEES OF THE TRUST:*

Neuberger Berman Institutional Liquidity Funds	Votes For	Votes Withheld	Abstentions	Broker Non-Votes
Joseph V. Amato	1,082,576,672	154,218,958
John Cannon	1,082,576,672	154,218,958
Faith Colish	1,082,576,672	154,218,958
Robert Conti	1,082,576,672	154,218,958
Martha C. Goss	1,082,576,672	154,218,958
C. Anne Harvey	1,082,576,672	154,218,958
Robert A. Kavesh	1,082,576,672	154,218,958
Michael M. Knetter	1,082,576,672	154,218,958
Howard A. Mileaf	1,082,576,672	154,218,958
George W. Morriss	1,082,576,672	154,218,958
Edward I. O’Brien	1,082,576,672	154,218,958
Jack L. Rivkin	1,082,576,672	154,218,958

Neuberger Berman Institutional Liquidity Funds	Votes For	Votes Withheld	Abstentions	Broker Non-Votes
Cornelius T. Ryan	1,082,576,672	154,218,958
Tom D. Seip	1,082,576,672	154,218,958
Candace L. Straight	1,082,576,672	154,218,958
Peter P. Trapp	1,082,576,672	154,218,958
* Denotes trust-wide proposal and voting results.